Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 30, 2012, on the statement of revenues and direct operating expenses of the assets acquired by Linn Energy, LLC from BP America Production Company, in this Registration Statement (Form S-4) dated May 8, 2012.

/s/ ERNST & YOUNG LLP

Houston, Texas

May 8, 2012